UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL








Date of Request: January 17, 2002

                                   ASDAR Group
             (Exact name of registrant as specified in its charter)

Nevada                                                                88-0195105
------                                                                ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

1239 West Georgia Street, Suite 3004, Vancouver, British Columbia,
Canada                                                                   V6E 4R8
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

                                  (604)664-0499
                                  -------------
              (Registrant's Telephone Number, Including Area Code)


Securities Act registration statement file number to which this form relates:
333-64920

ITEM 1. Withdrawal of Registration Statement.
---------------------------------------------

On July 11, 2001, ASDAR Group, a Nevada corporation, filed a Registration Statement on Form SB-2, File No. 333-64920, with the Securities and Exchange Commission. The Board of Directors of ASDAR Group have determined that it is the best interests of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-64920. None of the units being offered pursuant to the registration statement have been offered or sold.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Vancouver in British Columbia, Canada, on January 17, 2002.
                                   ASDAR Group
                                   a Nevada corporation


                                   By:      /s/Robert Waters
                                            -----------------------------------
                                            Robert Waters
                                   Its:     President